Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains ANNOUNCES
Debt RestructurING

WAYZATA, Minnesota (December 11, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains”) (OTCQB: DAKP) today announced entry into agreements to restructure certain of its outstanding debt.

Through agreements with holders of its outstanding promissory notes due March 1, 2014, Dakota Plains has extended the maturity of approximately $4.6 million principal amount of indebtedness to September 30, 2014. In addition, certain note holders have reduced the principal amount of their promissory notes due October 31, 2015, by approximately $1.9 million and reduced the number of shares of common stock previously issued, in payment of certain related obligations, by 304,732 shares.

The agreements also provide that, if Dakota Plains completes an offering or placement of not less than $5.0 million worth of its capital stock (a “Qualified Equity Placement”) on or before December 10, 2015, then 50% of the proceeds will be used to repay, pro rata in order of maturity, all or a portion of the promissory notes now due September 2014 and approximately $3.9 million principal amount of the promissory notes due October 2015. Additionally, if Dakota Plains completes a Qualified Equity Placement on or before December 10, 2014, then the company may elect to convert approximately $10.0 million aggregate principal amount of remaining promissory notes due October 2015 into shares of common stock at the per-share price used in the offering or placement.

Assuming the previously announced registered direct offering of Dakota Plains common stock, which is scheduled to close on or about December 16, 2013, is completed and results in a Qualified Equity Placement, Dakota Plains expects (i) to exercise its right to convert the promissory notes due October 2015, which would result in the issuance of 4,660,534 additional shares of Dakota Plains common stock and (ii) to use 50% of the proceeds from the offering to repay the promissory notes as described above (the “Restructuring”). After completion of the debt reduction described above and the Restructuring, Dakota Plains’ total promissory notes outstanding will decrease from approximately $26.6 million to approximately $7.7 million.

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1,000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken- and Three Forks-related E&P activity. For more information, please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectations of Dakota Plains regarding the completion of the registered direct offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the business of Dakota Plains and the satisfaction of the closing conditions of the registered direct offering. More detailed information about those factors is set forth in the filings of Dakota Plains with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Dakota Plains is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Tim Brady, CFO

tbrady@dakotaplains.com

Phone: 952.473.9950

www.dakotaplains.com